EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into (1) the Registration Statement on Form S-8 (including any amendments or supplements thereto, related appendices, and financial statements) of Amplify Energy Corp. (collectively, the “Registration Statements”) and (2) the 2016 annual report on Form 10-K (the “Annual Report”) of Memorial Production Partners LP of our report, dated March 8, 2017 with respect to our audit of estimates of proved reserves and future net revenues to the interests of Memorial Production Partners LP and its subsidiaries, as of December 31, 2016. We also hereby consent to all references to our firm or such report included in or incorporated by reference into such Registration Statements and Annual Report.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

June 13, 2017